Exhibit 10.1

Summary of Compensation Arrangements with Executive Officers as of March 3, 2009

On March 3, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of JMP Group Inc. (the “Company”) completed its annual performance and compensation review of the Company’s named executive officers and approved the 2009 base salaries of the Company’s named executive officers. The Committee also approved the performance objectives for the named executive officers under the 2007 Senior Executive Bonus Plan, as more fully described below.

Base Salaries

The 2009 annual base salaries for the Company’s named executive officers are as follows:

Name and Position	Base Salary
Joseph A. Jolson, Chairman and Chief Executive Officer	$200,000
Thomas B. Kilian, Chief Financial Officer	$200,000
Craig R. Johnson, President	$200,000
Mark L. Lehmann, Director of Equities and Co-President of JMP Securities	$200,000
Carter D. Mack, Director of Investment Banking and Co-President of JMP Securities	$200,000

2007 Senior Executive Bonus Plan

The Committee established performance objectives for 2009 with respect to the payment of cash bonuses to each of the named executive officers under the 2007 Senior Executive Bonus Plan. Under the 2007 Senior Executive Bonus Plan, each of the named executive officers may, subject to the Compensation Committee’s authority to reduce any such bonus in its sole and absolute discretion, receive a cash bonus payment upon either or both of the following: (i) the achievement by the Company of a certain performance target with respect to operating income for the fiscal year ending December 31, 2009, and (ii) with respect to each named executive officer, the production of revenues attributable to his area of business responsibility or production. Any cash bonus payments with respect to 2009 under the 2007 Senior Executive Bonus Plan will be paid in one lump sum payment shortly after the end of the 2009 fiscal year subject to the terms of any applicable compensation program, including, without limitation, that which provides for the election of the form of compensation over certain breakpoints or other applicable compensation plan.

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the named executive officers.